Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Pacific Mercantile Bancorp on Forms S-8 (File No. 333-65634, effective July 23, 2001, File No. 333-123853 effective April 5, 2005, File No. 333-177141 effective October 3, 2011, and File No. 333-177142 effective October 3, 2011) and Forms S-3 (File No. 333-177208 effective October 6, 2011 and File No. 333-185316 effective December 20, 2012) of our report dated March 19, 2013, with respect to the consolidated financial statements as of December 31, 2012 and 2011 and for the three years ended December 31, 2012 of Pacific Mercantile Bancorp, appearing in this Annual Report on Form 10-K.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California

March 19, 2013